Exhibit 99.1
loanDepot Founder and Chairman of the Board Anthony Hsieh Named Permanent CEO
July 28, 2025
•Hsieh is a proven mortgage thought leader with a track record of success
•Hsieh’s strategic focus will be on returning the Company to profitability, gaining market share, leapfrogging the industry with new technical capabilities, and developing products and services that delight customers, originators and partners
•Hsieh will lead the Company’s adoption of artificial intelligence, catalyzing a new era of innovation
•Hsieh intends to add top-tier executive talent to his leadership team and said, “We will return to competing at the highest levels.”
IRVINE, Calif. -- loanDepot, Inc. (NYSE: LDI) (together with its subsidiaries, "loanDepot" or the "Company") today announced that Company Founder and Chairman of the Board Anthony Hsieh has been appointed permanent Chief Executive Officer by its Board of Directors, effective immediately. Hsieh has served as Interim CEO since the departure of Frank Martell on June 4, 2025.
“We are fortunate Anthony has agreed to return to the role of CEO,” said loanDepot Board Member and Chair of the Nominating and Governance Committee Pam Patenaude. “The rapid acceleration of AI and its disruption of established operating models make this a unique moment in time for the Company. The industry has entered a period of significant change, and with his founder’s mentality, history of disruption and commitment to innovation, no one is better suited than Anthony to lead loanDepot through this transformation.”
Hsieh is a respected industry veteran and lifelong entrepreneur who has spent his entire career in the mortgage business. He founded loanDepot in 2010 as a de novo startup and grew the business by an average of 38% year over year for the first decade to become the second largest retail lender in the nation, surpassing many iconic mortgage brands along the way. During that time, the Company differentiated itself with a laser focus on innovation, efficiency, and customer delight. In 2017, Hsieh introduced the Company’s proprietary point of sale software, mello®, which was celebrated as a best-in-class platform at the time and remains the platform of choice for originators today. Along the way Hsieh was recognized with various industry awards, including LendIt Fintech’s “Executive of the Year” in 2018.
Said Hsieh, “loanDepot has a unique set of assets—our brand and marketing muscle, our diversified channel strategy, our servicing portfolio and our exceptional customer experience among them—but our most significant differentiator has always been our ability to disrupt and redefine the industry through our innovative use of technology. Today, we return to those roots. The broad adoption of AI represents a paradigm shift, and we must be ready to capitalize on that opportunity.”

He continued, “I am thrilled to return to the helm of the Company that I, along with many members of Team loanDepot, built from the ground up. There’s a unique energy that comes from being a founder, and I believe the passion and drive of that ‘founder’s mindset’ will be an advantage as we recommit to innovation and rekindle the competitive spirit that has always made loanDepot special. Above all, my focus is to drive profitable growth and regain the market share that we built in the first 12 years of our Company. We will return to competing at the highest levels.”
As part of his charter for the next 90 days, Hsieh plans to add several top-tier executives to his leadership team, expanding a best-in-class constellation of mortgage leadership talent. The team will be aligned to Hsieh’s innovation agenda and will be laser focused on improving Company performance in the near term while setting the stage for long-term growth and a return to industry leadership.
Forward Looking Statements
This press release may contain "forward-looking statements," which reflect loanDepot's current views with respect to, among other things, our business strategies and strategic focuses, profitable growth, market share, adoption of artificial intelligence, adding top-tier executive talent, our ability to compete, and our commitment to innovation. These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “outlook,” “potential,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could” and the negatives of those terms. These forward-looking statements are based on current available operating, financial, economic and other information, and are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict, including but not limited to, the following: our ability to achieve the expected benefits of our strategic plans and priorities and the success of other business initiatives; our ability to achieve profitability; our loan production volume; our ability to maintain an operating platform and management system sufficient to conduct our business; our ability to maintain warehouse lines of credit and other sources of capital and liquidity; our ability to effectively utilize artificial intelligence; impacts of cybersecurity incidents, cyberattacks, information or security breaches and technology disruptions or failures, of ours or of our third party vendors; the outcome of legal proceedings to which we are a party; our ability to reach a definitive settlement agreement related to the Cybersecurity Incident; adverse changes in macroeconomic and U.S residential real estate and mortgage market conditions, including changes in interest rates and changes in global trade policy and tariffs; changing federal, state and local laws, as well as changing regulatory enforcement policies and priorities; and other risks detailed in the "Risk Factors" section of loanDepot, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2024, and Quarterly Reports on Form 10-Q as well as any subsequent filings with the Securities and Exchange Commission. Therefore, current plans, anticipated actions, and financial results, as well as the anticipated development of the industry, may differ materially from what is expressed or forecasted in any forward-looking statement. loanDepot does not undertake any obligation to publicly update or revise any forward-looking statement to reflect future events or circumstances, except as required by applicable law.
About loanDepot:
Since its launch in 2010, loanDepot (NYSE: LDI) has revolutionized the mortgage industry with digital innovations that make transacting easier, faster and less stressful for customers and originators alike. The company, which is licensed in all 50 states, helps its customers achieve the American dream of homeownership through a broad suite of lending and real estate services that simplify one of life's most complex transactions. loanDepot is also committed to serving the communities in which its team lives and works through a variety of local and national philanthropic efforts.
LDI-IR
Investor Contact:

Gerhard Erdelji
Senior Vice President, Investor Relations
(949) 822-4074
gerdelji@loandepot.com

Media Contact:

Rebecca Anderson
Senior Vice President, Strategic Communications and Public Relations
(949) 822-4024
rebeccaanderson@loandepot.com